Exhibit (h)(2)
USQ Funds
Quasar Distributors, LLC
777 East Wisconsin Avenue
Milwaukee, WI 53202
FORM OF DEALER AGREEMENT

This Agreement is made and effective as of this _____ day of _________________, 20__, between Quasar Distributors, LLC ("Quasar"), a Delaware limited liability company, and ____________________________ ("Dealer"), a ______________ [corporation].

WHEREAS, the fund company set forth on Schedule A (the "Fund Company") is  registered under the Investment Company Act of 1940, as amended ("1940 Act"), as a closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act, and currently offers for public sale shares of beneficial interest ("Shares"), and
WHEREAS, the Fund has received and may operate in reliance upon an exemptive order granted by the Securities and Exchange Commission (i) pursuant to Section 6(c) of the 1940 Act, for an exemption from Sections 18(a)(2), 18(c) and 18(i) of the 1940 Act, (ii) pursuant to Sections 6(c) and 23(c) of the 1940 Act, for an exemption from Rule 23c-3 of the 1940 Act and (iii) pursuant to Section 17(d) of the 1940 Act and Rule 17d-1 under the 1940 Act to permit the Fund to issue multiple classes of Shares and to impose early withdrawal charges and asset-based distribution and service fees with respect to a certain class, and

WHEREAS, Quasar serves as principal underwriter in connection with the offering and sale of the Shares of the Fund pursuant to a Distribution Agreement, and

WHEREAS, Dealer desires to serve as a selected selling agent for the Shares of the Fund.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Quasar and Dealer agree as follows:

1.  Offers and Sales of Shares.  Dealer agrees to offer and sell Shares only at the public offering price currently in effect, in accordance with the terms of the then-current prospectus(es), including any supplements or amendments thereto, of the Fund ("Prospectus").  The Dealer agrees to act only as agent on behalf of its customers ("Customers") in such transactions and shall not have authority to act as agent for the Fund, for Quasar, or for any other Dealer in any respect.  All purchase orders are subject to acceptance by Quasar and the Fund and become effective only upon confirmation by Quasar or an agent of the Fund.  In its sole discretion, either the Fund or Quasar may reject any purchase order and may, provided notice is given to Dealer, suspend sales or withdraw the offering of Shares entirely.

2.  Procedures for Purchases.  The procedures relating to all orders and the handling of them shall be made in accordance with the procedures set forth in the Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Dealer by Quasar from time to time.

Dealer shall be permitted to accept orders for the purchase of Shares of the Fund on each business day that the New York Stock Exchange is open for business and the Fund's net asset value is determined ("Business Day"), in accordance with the Fund's Prospectus.  Dealer shall not be required to accept orders on any Business Day on which Dealer is not open for business. If orders are accepted by Dealer prior to the latest time at which the Fund's net asset value is to be calculated as determined by its Board of Trustees, which is typically as of the close of the New York Stock Exchange on that Business Day ("Close of Trading"), such orders shall be treated as having been received on that Business Day.  If such orders are received after Close of Trading on a Business Day, they shall not be treated as having been accepted by Dealer on such Business Day.

All purchase orders shall be placed at, and in accordance with the applicable discount schedules set forth in the Fund's Prospectus.

3.  Settlement and Delivery for Purchases.  Transactions shall be settled by Dealer by payment in federal funds of the full purchase price to the Fund's transfer agent in accordance with applicable procedures.  If payment for Shares is not received by the Fund's transfer agent within the time specified, the sale may be canceled forthwith without any responsibility or liability on Quasar's part or on the part of the Fund to Dealer or its Customers.  In addition, Dealer will be responsible to the Fund and/or Quasar for any losses suffered on the transaction.

4.  Procedures for Repurchases.

(a)  Repurchases of Shares shall be made in accordance with the procedures set forth in the Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Dealer by Quasar from time to time.

(b)  Dealer acknowledges that the Fund has adopted or will adopt fundamental policies (which may not be changed without shareholder approval) to make periodic offers to purchase shares ("repurchase offers") in accordance with Rule 23c-3 under the 1940 Act and as desecribed in the Fund's Prospectus.  Repurchases of shares of the Fund will be made at the net asset value of such shares in accordance with the applicable repurchase offer and Prospectus, less any applicable charges and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3 under the 1940 Act.  Dealer agrees to transmit to its customers any repurchase offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to the Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and such repurchase offer notification.

(c)  Dealer acknowledges and agrees that: (i) shares of the Fund will not be repurchased by the Fund (other than in accordance with Rule 23c-3 under the 1940 Act); (ii) no secondary market for the shares of the Fund exists currently or is anticipated to develop; therefore, shares of the Fund have very limited liquidity; (iii) in the event one or more of Dealer's customer's cancel their orders for shares of the Fund after confirmation, such shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor; and (iv) any representations regarding a repurchase offer or other tender offer by the Fund, other than that which is specifically set forth in the Fund's Prospectus or repurchase offer notification issued by the Fund is prohibited.

(d)  In connection with Dealer's recommendations to its customers regarding investment in the Fund, Dealer agrees to make appropriate disclosures to such customers regarding the risks associated with investing in the Fund, including, but not limited to: (i) shares of the Fund will not be listed on a public exchange; (ii) no secondary market is expected to develop for the Fund's shares; (iii) liquidity for the Fund's shares will be provided only through repurchase offers at periodic intervals as described in the Prospectus; (iv) there is no guarantee that an investor will be able to sell all the shares that the investor desires to sell in the repurchase offer; (v) an investor should consider an investment in the Fund to be of limited liquidity; (vi) investing in the Fund's shares may be speculative and involves a high degree of risk; and (vii) an investor should carefully read the Fund's Prospectus prior to investing in the Fund, including the risks associated with leverage.

5.  Compensation.  On each purchase of Shares by Dealer from Quasar, Dealer shall be entitled to receive such dealer allowances, concessions, finder's fees, sales charges, discounts and other compensation, if any, as described and set forth in the Fund's Prospectus.  Sales charges and discounts to dealers, if any, may be subject to reductions under a variety of circumstances if described in the Fund's Prospectus.  To obtain any such reductions, Quasar must be notified when a sale takes place that would qualify for the reduced charge.  If any Shares sold by Dealer under the terms of this Agreement are redeemed by the Fund or tendered for redemption or repurchased by the Fund or by Quasar as agent within seven business days after the date Dealer purchased such Shares, Dealer shall notify Quasar in writing and shall forfeit its right to any discount or commission received by or allowed to Dealer from the original sale.  Dealer shall not be entitled to any compensation for its services under any 12b-1 plan in effect for the Fund unless Dealer has signed a related agreement.

6.  Expenses.  Dealer agrees that it will bear all expenses incurred in connection with its performance of this Agreement.

7.	Dealer Registration.

(a)  Dealer represents and warrants that it (i) is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") or is exempt from registration as a broker-dealer under the 1934 Act, (ii) is qualified as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares or is exempt from registration as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares, and, (iii) if it sells shares in additional states or jurisdictions in the future, will become qualified to act as a dealer in each such state or jurisdiction prior to selling any Fund shares or will confirm an exemption from registration as a broker-dealer in each such state or jurisdiction prior to selling any Fund shares.

(b)  Dealer shall maintain any filings and licenses required by federal and state laws to conduct the business contemplated under this Agreement.  Dealer agrees to notify Quasar immediately in the event of any finding that it violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement.

(c)  If Dealer is registered as a broker-dealer under the 1934 Act, Dealer represents and warrants that it is a member in good standing of the Financial Industry Regulatory Authority ("FINRA") and that it agrees to abide by the Conduct Rules of FINRA.  Dealer agrees to notify Quasar immediately in the event of its expulsion or suspension from FINRA.

(d)  If Dealer is registered as a broker-dealer under the 1934 Act, Dealer further represents and warrants that it is a member of the Securities Investor Protection Corporation ("SIPC") in good standing and agrees to notify Quasar immediately of any changes in Dealer's status with SIPC.

8.  Compliance With Federal and State Laws.

(a)  Dealer will not sell any of the Shares except in compliance with all applicable federal and state securities laws.  In connection with sales and offers to sell Shares, Dealer will furnish or cause to be furnished to each person to whom any such sale or offer is made, at or prior to the time of offering or sale, a copy of the Prospectus and, if requested, the Fund's then-current statement of additional information ("SAI").  Quasar shall be under no liability to Dealer except for lack of good faith and for obligations expressly assumed by Quasar herein.  Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with, or to relieve the parties hereto from any liability arising under, the federal securities laws.

(b)  Quasar shall, from time to time, inform Dealer as to the states and jurisdictions in which Quasar believes the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions.  Dealer agrees that it will not knowingly offer or sell Shares in any state or jurisdiction in which such Shares are not qualified, unless any such offer or sale is made in a transaction that qualifies for an exemption from registration.

(c)  Quasar assumes no responsibility in connection with the registration of Dealer under the laws of the various states or under federal law or Dealer's qualification under any such law to offer or sell Shares.

9.  Unauthorized Representations.  No person is authorized to make any representations concerning Shares or the Fund except those contained in the Prospectus, SAI and printed information issued by the Fund or by Quasar as information supplemental to each Prospectus. Quasar shall, upon request, supply Dealer with reasonable quantities of Prospectuses and SAIs. Dealer agrees not to use other advertising or sales material relating to the Fund unless approved by Quasar in advance of such use.  Neither party shall use the name of the other party in any manner without the other party's written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

10.  Confirmations.  Dealer agrees to send confirmations of orders to its Customers as required by Rule 10b-10 of the 1934 Act.  In the event the Customers of Dealer place orders directly with the Fund or any of its agents, confirmations will be sent to such Customers, as required, by the Fund's transfer agent.

11.  Records.  Dealer agrees to maintain all records required by applicable state and federal laws and regulations relating to the offer and sale of Shares to its Customers, and upon the reasonable request of Quasar, or of the Fund, to make these records available to Quasar or the Fund's administrator as reasonably requested.  On orders placed directly with the Fund or its agents, the Fund's transfer agent will maintain all records required by state and federal laws and regulations relating to the offer and sale of Shares.

12.  Taxpayer Identification Numbers.  Dealer agrees to obtain any taxpayer identification number certification from its Customers required under the Internal Revenue Code and any applicable Treasury regulations, and to provide Quasar or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

13.  Indemnification.

(a)  Dealer shall indemnify and hold harmless Quasar, the Fund, the transfer agent and administrator of the Fund, and their respective affiliates, officers, directors, agents, employees and controlling persons from all direct or indirect liabilities, losses or costs (including reasonable attorneys' fees) arising from, related to or otherwise connected with any breach by Dealer of any provision of this Agreement.

(b)  Quasar shall indemnify and hold harmless Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys' fees) arising from, related to or otherwise connected with any breach by Quasar of any provision of this Agreement.

(c)  The Agreement of the parties in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (the "Indemnified Party") notifying the other party (the "Indemnifying Party") promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party, unless failure to give such notice does not prejudice the Indemnifying Party.  The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense.  The failure of the Indemnified Party to give notice as provided in this subparagraph (c) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph.  No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

14.  No Agency Created.  Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of any of the Fund or of Quasar, and Dealer is not authorized to act for Quasar or for any Fund or to make any representations on Quasar's or the Fund's behalf.  Dealer acknowledges that this Agreement is not exclusive and that Quasar may enter into similar arrangements with other broker-dealers.

15.  Term, Termination, Assignment and Amendment.

(a)  Either party to this Agreement may terminate this Agreement by giving ten days' written notice to the other.

(b)  This Agreement shall terminate automatically with respect to any Fund if (i) Dealer files a petition in bankruptcy, (ii) a trustee or receiver is appointed for Dealer or its assets under federal bankruptcy laws, (iii) Dealer's registration as a broker-dealer with the Securities and Exchange Commission is suspended or revoked, (iv) Dealer's FINRA membership is suspended or revoked, (v) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against Dealer, or (vi) the Distribution Agreement between Quasar and the Fund is terminated (including as a result of an assignment).  This Agreement also shall terminate automatically in the event of its "assignment," within the meaning of the 1940 Act.

(c)  Termination of this Agreement by operation of this Paragraph 15 shall not affect any unpaid obligations under Paragraphs 3, 5 or 6 of this Agreement or the liability, legal and indemnity obligations set forth under Paragraphs 7, 8, 9 or 13 of this Agreement.

(d)  This Agreement may be amended by Quasar upon written notice to Dealer, and Dealer shall be deemed to have consented to such amendment upon effecting any purchases of Shares for its own account or on behalf of any Customer's accounts following Dealer's receipt of such notice.

16.  Notices. Except as otherwise specifically provided in this Agreement, any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

Notice to Quasar shall be sent to:

Quasar Distributors, LLC
Attn: Dealer Agreement Department
615 East Michigan Street
Milwaukee, WI 53202

Notice to Dealer shall be sent to:

____________________
____________________
____________________

17.  Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.  Governing Law.  This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of Wisconsin, provided that no provision shall be construed in a manner not consistent with the 1940 Act or any rule or regulation thereunder.

19.  Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure.  Any arbitration shall be conducted in Milwaukee, Wisconsin, and each arbitrator shall be from the securities industry.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

20.  Confidentiality.  Quasar and Dealer agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement.  The provisions of this Paragraph shall not apply to any information which is: (a) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise publicly available through no fault or breach by the receiving party.

In accordance with Regulation S-P, the parties hereto will not disclose any non-public personal information, as defined in Regulation S-P, regarding any Customer; provided, however, that Dealer or Quasar may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to Dealer or

Quasar, or as may be required by law.  Both parties agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

21.  Anti-Money Laundering Program.  Dealer represents and warrants that it has adopted an anti-money laundering program ("AML Program") that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (together with the Bank Secrecy Act, the "Act"), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the FINRA or any other applicable self-regulatory organization. Dealer further represents that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particular business, (5) will include a customer identification program consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine Dealer's AML books and records.

22.  Market Timing.  Dealer represents that it has and will maintain policies and procedures to detect and prevent any market timing transaction that contravenes the restrictions or prohibitions on market timing, if any, as found in the Fund's Prospectus and/or SAI.  Dealer acknowledges that it is responsible for the sales activities of its licensed representatives including, among other things, improper trading activity in violation of the terms and conditions of the Fund's Prospectus.

23.Shareholder Information Agreement.  If the Dealer is a "financial intermediary" other than a "indirect financial intermediary" each as defined in Rule 22c-2, Dealer agrees to enter into the Rule 22c-2 Shareholder Information Agreement, substantially in the form attached hereto, with Quasar contemporaneously with the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

QUASAR DISTRIBUTORS, LLC		DEALER

By:		By:
	James Schoenike, President	Type Name:

 Schedule A

Name of Fund	Class	CUSIP	Ticker
USQ Core Real Estate Fund	I	90351Y101	USQIX
USQ Core Real Estate Fund	IS	90351Y200	USQSX